February 15, 2008

New Asia Partners China I Corporation
1401-02 China Insurance Building
166 Lu Jia Zui dong Lv
Pudong, Shanghai, 2001209 China

Re:	New Asia Partners China I Corporation
Registration Statement on Form S-1

Dear Sir/Madam:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by New Asia Partners China I Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the sale of up to (i) 5,750,000 Units (the “Units”), each consisting of one share of the Company’s common stock (the “Common Stock”) and one warrant (the “Warrants”) and (ii) the representatives’ purchase option to purchase up to 440,000 Units (the “Purchase Option”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

(i) When the Units are sold, paid for and issued, the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Warrants included in the Units, including such units issuable upon exercise of the Purchase Option, and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the respective terms thereof, will be duly and validly issued, fully paid and non-assessable.

(ii) The Units when issued and sold, will be valid and binding obligations of the Company, and the Units issuable upon exercise of the Purchase Option, when sold, paid for and issued upon exercise of the Purchase Option and upon receipt of payment for the exercise price thereof in accordance with the terms thereof, will be the valid and binding obligations of the Company.

(iii) The Warrants included in the Units, when the Units are sold, paid for and issued, will be the valid and binding obligations of the Company; and the Warrants issuable upon exercise of the Purchase Option, when sold, paid for and issued upon exercise of the Purchase Option and upon receipt of payment of the exercise price thereof, will be the valid and binding obligations of the Company.

We are opining solely on all applicable laws of the State of New York and applicable statutory provisions of Delaware corporate law, including, the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the States of Delaware and New York as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

/s/ Blank Rome LLP
BLANK ROME LLP